EXHIBIT 99.1

Hutchinson Technology Reports Second Quarter Results

Sequential Decline in Shipments and Net Sales Results in Net Loss

HUTCHINSON, Minn., April 27, 2010 (GLOBE NEWSWIRE) -- Hutchinson Technology Incorporated (Nasdaq:HTCH) today reported a net loss of $15.6 million, or $0.67 per share, on net sales of $87.6 million for its fiscal 2010 second quarter ended March 28, 2010. The company's fiscal 2010 second quarter gross profit was $7.3 million, or 8 percent of net sales, down from $20.8 million, or 19 percent of net sales in the preceding quarter, primarily due to a 16 percent sequential quarter decline in suspension assembly shipments. Compared with the prior year's second quarter, gross profit improved by approximately $19.1 million on an $8.6 million increase in net sales, reflecting the benefits of the fiscal 2009 restructuring actions. Fiscal 2010 second quarter results included non-cash interest expense of $2.1 million resulting from the company's adoption at the beginning of fiscal 2010 of Financial Accounting Standards Board guidance for accounting for convertible debt instruments.

In the fiscal 2009 second quarter, the company reported a net loss of $59.9 million, or $2.59 per share, on net sales of $79.0 million. Results for the fiscal 2009 second quarter included asset impairment charges of $18.7 million, severance and other costs of $4.8 million and non-cash interest expense of $2.2 million related to the retrospective adoption of the accounting guidance noted above. Excluding these items, the company's net loss for the fiscal 2009 second quarter would have been $34.2 million, or $1.48 per share.

"Our 16 percent sequential decline in shipments was more than the estimated decline in worldwide suspension assembly shipments," said Wayne M. Fortun, Hutchinson Technology's president and chief executive officer. "This temporary market share loss resulted primarily from our broad implementation of a TSA+ process improvement that temporarily prevented us from meeting demand and from share shifts among disk drive makers. Based on program qualifications and volume commitments from our customers, we are confident we will regain market share in the fiscal 2010 third quarter," said Fortun. "To achieve consistent profitability, we will continue to focus on growing our suspension assembly revenue, improving our TSA+ production efficiency, expanding TSA+ adoption, establishing operations in Thailand and growing revenue in our BioMeasurement Division."

Cash flow from operations totaled $7.4 million in the fiscal 2010 second quarter and capital expenditures totaled $7.7 million. During the quarter, the company retired the remaining $41.1 million balance on its 2.25% Convertible Subordinated Notes due March 15, 2010. The company's cash and investments balance at the end of the quarter totaled $197 million. As previously disclosed, the company sold a portion of its auction-rate securities portfolio for $19.3 million in cash.

Disk Drive Components Division

The company shipped approximately 130 million suspension assemblies in the fiscal 2010 second quarter, down 16 percent from 155 million in the preceding quarter and up 22 percent from 107 million in last year's second quarter. Compared with the preceding quarter, suspension assembly shipments declined for all disk drive applications, with the most significant decline in the 2.5-inch ATA segment.

The company's average selling price in the fiscal 2010 second quarter was 66 cents, compared with 68 cents in the preceding quarter and 71 cents in the fiscal 2009 second quarter. The decline in average selling price reflects the continuation of a competitive pricing environment.

The company shipped approximately 20 million TSA+ suspension assemblies in the fiscal 2010 second quarter, compared with 25 million in the preceding quarter and 10 million in the fiscal 2009 second quarter. Due to temporary yield declines experienced in the last month of the quarter as certain process improvements were being broadly implemented and new TSA+ products were brought into production, the TSA+ cost burden increased to $7.9 million in the fiscal 2010 second quarter from $7.4 million in the preceding quarter.

Kathleen Skarvan, president of the Disk Drive Components Division, said that TSA+ yields have improved in the first four weeks of the fiscal 2010 third quarter. "We remain confident in our TSA+ production ramp and yield improvement efforts and believe that we can eliminate the cost burden by the end of the fiscal year," said Skarvan. "We continue to gain customer acceptance on new programs with our TSA+ products and expect TSA+ suspensions to grow significantly as a percentage of our product mix, as they continue to replace TSA suspensions. To respond to growing customer demand, we are expanding our TSA+ capacity and increasing our planned fiscal 2010 capital spending from $35 million to approximately $50 million."

Construction of the company's assembly facility in Thailand and hiring and training of employees are proceeding on schedule. "We expect to ship products for customer qualification from our Thai operation early in fiscal 2011," said Skarvan.

Regarding the company's outlook, Skarvan said that based on expected share gains, the company's fiscal 2010 third quarter shipments should be relatively flat compared to the fiscal 2010 second quarter despite a projected seasonal decline in disk drive shipments. Skarvan also noted that projections for calendar 2010 unit shipments of disk drives continue to strengthen and the company is well positioned to gain market share on customer programs expected to ramp to higher volume.

BioMeasurement Division

Net sales for the BioMeasurement Division totaled $687,000, up from $508,000 in the preceding quarter and $458,000 in last year's second quarter. Rick Penn, president of the BioMeasurement Division, said that while sales were below targeted levels, the company is pleased with the increase in sensor sales and repeat business. The number of InSpectra StO2 sensors sold in the fiscal 2010 second quarter more than doubled compared with both the preceding quarter and last year's second quarter. The division now has 120 customers and the worldwide base of installed monitors has almost doubled year-over-year to 280.

Penn said that clinician education delivered via the company's Advanced StO2 Education Programs remains a high priority. "We are seeing a strong linkage between clinician participation in this program, which focuses on the use of InSpectra StO2 monitoring in specific clinical situations, and increasing sensor usage," said Penn.

The division also continues to foster the expanded use of InSpectra StO2 monitoring to applications beyond trauma medicine. "For emergency room applications, high patient volumes provide quick and compelling opportunities to demonstrate the value of InSpectra StO2 in identifying problems that other measures of patient status do not," said Penn. "In addition, we are seeing customers starting to adopt InSpectra StO2 as an alternative to central catheters for monitoring patient status."

As a result of the current pace of adoption of the InSpectra StO2 System and spending constraints in health care markets worldwide, the company now expects fiscal 2010 net sales from the BioMeasurement Division to be approximately $3 million, compared to previous expectations of $4 million to $6 million.

Hutchinson Technology to Host Conference Call

The company will conduct a conference call and webcast for investors beginning at 4:00 p.m. Central Time on Tuesday, April 27. Individual investors and news media may participate in the conference call live via the webcast. The webcast will be available through the Investor Relations page on Hutchinson Technology's web site at www.htch.com. Webcast participants will need to complete a brief registration form and should allow extra time before the webcast begins to register and, if necessary, download and install audio software.

About Hutchinson Technology

Hutchinson Technology is a global technology leader committed to creating value by developing solutions to critical customer problems. The company's Disk Drive Components Division is a leading worldwide supplier of suspension assemblies for disk drives. The company's BioMeasurement Division is focused on bringing to the market new technologies and products that provide information clinicians can use to improve the quality of health care and reduce costs.

Cautionary Note Regarding Forward-Looking Statements

This announcement contains forward-looking statements regarding demand for and shipments of disk drives and the company's products, pricing, production capacity, production capability and costs, assembly operations in Thailand, product and process development, product commercialization and adoption, capital expenditures, operating performance and financial results. The company does not undertake to update its forward-looking statements. These statements involve risks and uncertainties. The company's actual results could differ materially from those anticipated in these forward-looking statements as a result of changes in market demand and market consumption of disk drives or suspension assemblies, market acceptance of new products, the company's ability to produce suspension assemblies at levels of precision, quality, volume and cost its customers require, changes in product mix, changes in customers yields, changes in storage capacity requirements, changes in expected data density and other factors described from time to time in the company's reports filed with the Securities and Exchange Commission.

Hutchinson Technology Incorporated
Condensed Consolidated Statements of Operations - Unaudited
(In thousands, except per share data)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	March 28, 2010	March 29, 2009 (1)	March 28, 2010	March 29, 2009 (1)
		(as adjusted)		(as adjusted)

Net sales	$ 87,614	$ 79,004	$ 195,870	$ 198,675

Cost of sales	80,299	90,778	167,778	210,582

Gross profit (loss)	7,315	(11,774)	28,092	(11,907)

Research and development expenses	5,436	7,454	10,583	16,337

Selling, general and administrative expenses	13,199	14,934	25,700	31,350

Severance and other expenses	--	4,787	--	24,314

Asset impairment charge	--	18,688	--	50,968

Loss from operations	(11,320)	(57,637)	(8,191)	(134,876)

Interest expense	(4,162)	(5,200)	(8,359)	(10,076)

Interest Income	528	928	937	2,187

Gain on debt extinguishment	1	--	6	12,175

(Loss) gain on short- and long-term investments	(420)	1,506	(356)	3,910

Other income, net	262	287	820	610

Loss before income taxes	(15,111)	(60,116)	(15,143)	(126,070)

(Benefit) provision for income taxes	479	(204)	(1,773)	61

Net loss	$ (15,590)	$ (59,912)	$ (13,370)	$ (126,131)

Basic loss per share	$ (0.67)	$ (2.59)	$ (0.57)	$ (5.47)

Diluted loss per share	$ (0.67)	$ (2.59)	$ (0.57)	$ (5.47)

Weighted-average common shares outstanding	23,360	23,160	23,359	23,078

Weighted-average common and diluted shares outstanding	23,360	23,160	23,359	23,078

(1) Adjusted due to required retrospective adoption of the authoritative guidance for accounting for convertible debt instruments.

Hutchinson Technology Incorporated
Condensed Consolidated Balance Sheets - Unaudited
(In thousands, except share data)

ASSETS	March 28, 2010	September 27, 2009 (1)(2)
		(as adjusted)
Current assets:
Cash and cash equivalents	$ 96,500	$ 106,391
Short-term investments	100,275	96,316
Trade receivables, net	51,024	63,448
Other receivables	8,401	8,445
Inventories	46,705	46,878
Other current assets	1,728	4,932
Total current assets	304,633	326,410
Long-term investments	--	24,316
Property, plant and equipment, net	263,543	279,336
Other assets	4,890	5,425
	$ 573,066	$ 635,487

LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current liabilities:
Current maturities of long-term debt	$ 56,133	$ 102,804
Accounts payable	12,942	17,536
Accrued expenses	8,119	11,183
Accrued compensation	15,626	13,139
Total current liabilities	92,820	144,662
Long-term debt, less current maturities	128	946
Convertible subordinated notes	170,635	166,464
Other long-term liabilities	1,168	1,705
Shareholders' investment:
Common stock $.01 par value, 100,000,000 shares authorized, 23,362,000 and 23,359,000 issued and outstanding	234	234
Additional paid-in capital	420,603	418,572
Accumulated other comprehensive income	447	2,503
Accumulated loss	(112,969)	(99,599)
Total shareholders' investment	308,315	321,710
	$ 573,066	$ 635,487

(1) Adjusted due to required retrospective adoption of the authoritative guidance for accounting for convertible debt instruments.
(2) Derived from our 2009 audited consolidated financial statements.

Hutchinson Technology Incorporated
Condensed Consolidated Statements of Cash Flows - Unaudited
(Dollars in thousands)

	Twenty-Six Weeks Ended
	March 28, 2010	March 29, 2009 (1)
		(as adjusted)
Operating activities:
Net loss	$ (13,370)	$ (126,131)
Adjustments to reconcile net loss to cash provided by operating activities:
Depreciation and amortization	28,113	44,757
Stock-based compensation	2,031	2,865
Benefit for deferred taxes	--	(67)
Non-cash interest expense	4,171	4,356
Loss (gain) on short- and long-term investments	356	(3,910)
Impairment of assets	--	50,878
Loss on disposal of assets	148	37
Severance and other expenses	--	12,513
Gain on extinguishment of debt	(6)	(12,175)
Changes in operating assets and liabilities	9,913	56,523
Cash provided by operating activities	31,356	29,646

Investing activities:
Capital expenditures	(11,785)	(17,693)
Purchases of marketable securities	(23,618)	(10,852)
Sales/maturities of marketable securities	41,633	109,101
Cash provided by investing activities	6,230	80,556

Financing activities:
Repayment of long-term debt	(47,477)	(48,469)
Net proceeds from issuance of common stock	--	1,062
Net proceeds from loan	--	59,506
Cash (used for) provided by financing activities	(47,477)	12,099

Net (decrease) increase in cash and cash equivalents	(9,891)	122,301

Cash and cash equivalents at beginning of period	106,391	62,309

Cash and cash equivalents at end of period	$ 96,500	$ 184,610

(1) Adjusted due to required retrospective adoption of the authoritative guidance for accounting for convertible debt instruments.

Hutchinson Technology Incorporated
Earnings Per Share Calculation - Unaudited
(In thousands, except per share data)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	March 28, 2010	March 29, 2009 (1)	March 28, 2010	March 29, 2009 (1)
		(as adjusted)		(as adjusted)

Net loss (A)	$ (15,590)	$ (59,912)	$ (13,370)	$ (126,131)
Plus: interest expense on convertible subordinated notes	--	--	--	--
Less: additional profit sharing expense and income tax provision	--	--	--	--
Net loss available to common shareholders (B)	$ (15,590)	$ (59,912)	$ (13,370)	$ (126,131)

Weighted average common shares outstanding (C)	23,360	23,160	23,359	23,078
Dilutive potential common shares	--	--	--	--
Weighted average common and diluted shares outstanding (D)	23,360	23,160	23,359	23,078

Basic loss per share [(A)/(C)]	$ (0.67)	$ (2.59)	$ (0.57)	$ (5.47)
Diluted loss per share [(B)/(D)]	$ (0.67)	$ (2.59)	$ (0.57)	$ (5.47)

(1) Adjusted due to required retrospective adoption of the authoritative guidance for accounting for convertible debt instruments.

Hutchinson Technology Incorporated
Reconciliation of Non-GAAP to GAAP Financial Measures - Unaudited
(In thousands, except per share data)

	Thirteen Weeks Ended
	March 28, 2010	March 29, 2009 (1)
		(as adjusted)

Net loss - GAAP	$ (15,590)	$ (59,912)
Add severance expenses	--	4,787
Add asset impairment charge	--	18,688
Add non-cash interest expenses	2,120	2,214
Net loss - Adjusted	$ (13,470)	$ (34,223)

Net loss per common share – Adjusted:

Basic loss per share	$ (0.58)	$ (1.48)
Diluted loss per share	$ (0.58)	$ (1.48)

Weighted average common and common equivalent shares outstanding:

Basic	23,360	23,160
Diluted	23,360	23,160

Net income per common share basic and diluted, is calculated by dividing net income by weighted average common and common equivalent shares outstanding basic and diluted, respectively.

(1) Adjusted due to required retrospective adoption of the accounting guidance for convertible debt instruments.
CONTACT:  Hutchinson Technology Inc.
          Investor Contact:
          Chuck Ives
            320-587-1605
          Media Contact:
          Connie Pautz
            320-587-1823